Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128689

$750,000,000

3-Year Floating Rate Senior Notes
Final Terms and Conditions:

Issuer:	Residential Capital Corporation (“ResCap”)

Ranking:	Senior Unsecured

Ratings:	Moody’s: Baa3 (Review for possible downgrade) S&P: BBB- (Credit Watch — Developing) Fitch: BBB- (Positive) DBRS: BBB (Middle — Under Review — Developing)

Form of Offering:	Public, SEC Registered

Principal Amount:	$750,000,000

Trade Date:	April 11, 2006

Settlement Date (T+3):	April 17, 2006

Maturity Date:	April 17, 2009

Pricing Benchmark:	3 Month LIBOR (Telerate 3750)

Reoffer Spread:	3mL+110 bp

Public Offering Price:	100.00%

Gross Spread:	0.450%

Management Fee:	0.100%

Underwriting Fee	0.100%

Sales Concession:	0.250%

Reallowance:	0.250%

All-In Price:	99.550%

Net Proceeds to the Issuer:	$746,625,000

Accrued Interest:	Flat

Day Count Convention:	Actual/360

Coupon Payment Dates:	Quarterly on the 17th of July, October, January and April, commencing on July 17, 2006

Interest Determination Date:	Second London Banking Day prior to each interest reset date and based on the 3mL rate appearing on Telerate 3750. Initially April 12, 2006

Interest Reset Date:	On the 17th of July, October, January and April

Call Date:	Not callable

CUSIP:	76113BAQ2

ISIN:	US76113BAQ23

Common Code:	[ ]

Minimum Denomination:	Minimum denominations of $2,000, in multiples of $1,000

Listing:	Luxembourg/Euro MTF

Underwriting Liability
Lead Managers (80%):	Citigroup (Global Coordinator)	(20%) $150,000,000
	Bear Stearns (Global Coordinator)	(20%) $150,000,000
	Barclays Capital	(20%) $150,000,000
	HSBC	(20%) $150,000,000
Co-Managers (20%):	Banc of America Securities	(4%) $30,000,000
	Credit Suisse	(4%) $30,000,000
	JPMorgan	(4%) $30,000,000
	RBS Greenwich Capital	(4%) $30,000,000
	Societe Generale	(4%) $30,000,000

$1,750,000,000

7-Year Fixed Rate Senior Notes
Final Terms and Conditions:

Issuer:	Residential Capital Corporation (“ResCap”)

Ranking:	Senior Unsecured

Ratings:	Moody’s: Baa3 (Review for possible downgrade) S&P: BBB- (Credit Watch — Developing) Fitch: BBB- (Positive) DBRS: BBB (Middle — Under Review — Developing)

Form of Offering:	Public, SEC Registered

Principal Amount:	$1,750,000,000

Trade Date:	April 11, 2006

Settlement Date (T+3):	April 17, 2006

Maturity Date:	April 17, 2013

Treasury Benchmark:	4.500% due 2/16

Benchmark Price:	$96 — 23+

Benchmark Yield:	4.922%

Reoffer Spread:	T10 + 163 bp

Reoffer Yield:	6.552%

Coupon:	6.500%

Public Offering Price:	99.712%

Gross Spread:	0.625%

Management Fee:	0.125%

Underwriting Fee	0.125%

Sales Concession:	0.375%

Reallowance:	0.250%

All-In Price:	99.087%

All-In Yield:	6.665%

Net Proceeds to the Issuer:	$1,734,022,500

Accrued Interest:	Flat

Day Count Convention:	30/360

Coupon Payment Dates:	Semi annually on the 17th of April and October, commencing on October 17, 2006

Make Whole Call:	T + 25 bp

CUSIP:	76113BAR0

ISIN:	US76113BAR06

Common Code:	[ ]

Minimum Denomination:	Minimum denominations of $2,000, in multiples of $1,000

Listing:	Luxembourg/Euro MTF

Underwriting Liability
Lead Managers (80%):	Citigroup (Global Coordinator)	(20%) $350,000,000
	Bear Stearns (Global Coordinator)	(20%) $350,000,000
	Barclays Capital	(20%) $350,000,000
	HSBC	(20%) $350,000,000
Co-Managers (20%):	Banc of America Securities	(4%) $70,000,000
	Credit Suisse	(4%) $70,000,000
	JPMorgan	(4%) $70,000,000
	RBS Greenwich Capital	(4%) $70,000,000
	Societe Generale	(4%) $70,000,000

$1.75 BN 7-Year Fixed Rate Senior Notes
$750 MM 3-Year Floating Rate Senior Notes
Applicable Legends
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.